EXHIBIT (5) & (23)

[LETTERHEAD OF SIDLEY AUSTIN BROWN & WOOD LLP]

March 9, 2005

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Ladies and Gentlemen:

As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the “Company”), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Underwriters named in the Underwriting Agreement dated March 7, 2005 (the “Underwriting Agreement”), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting on its own behalf and as Representative of the several Underwriters named therein (the “Underwriters”), of 40,800,000 (46,920,000 if the Underwriters exercise their over-allotment option in full) Depositary Shares (the “Depositary Shares”), each representing a 1/1200th interest in a shares of the Company’s Floating Rate Non-Cumulative Preferred Stock, Series 2 (the “Preferred Stock”). We have also examined a copy of the Deposit Agreement between the Company and JPMorgan Chase Bank, N.A., as Depositary, to be dated March 14, 2005 (the “Deposit Agreement”), and the Company’s Registration Statement on Form S-3 (File No. 333-122639) relating to the Preferred Stock (the “Registration Statement”). Based on the foregoing and upon such further investigation as we deemed relevant for these purposes, we are of the opinion that:

1. The Company has been duly incorporated under the laws of the State of Delaware.

2. The Preferred Stock has been duly authorized by the Company and when the Preferred Stock has been duly executed in accordance with the terms of the By-laws of the Company, and issued and delivered pursuant to the Deposit Agreement and the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued and fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the Current Report of the Company on Form 8-K dated March 9, 2005.

Very truly yours,

/s/ SIDLEY AUSTIN BROWN & WOOD LLP